EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 12, 2022

TWIN VEE POWERCATS CO. REPORTS A 83% INCREASE

IN REVENUE FOR FIRST QUARTER OF 2022

FORT PIERCE, FLORIDA, May 12, 2022 – Twin Vee PowerCats Co. (Nasdaq: VEEE) (“Twin Vee” or the “Company”), a designer, manufacturer, distributor, and marketer of power sport catamaran boats, today reported operational highlights and financial results for the three months ended March 31, 2022.

“We are pleased to report an 83% increase in net revenue for the three months ended March 31, 2022, compared to 2021” said Joseph Visconti, CEO of Twin Vee PowerCats Co. “We continue to experience a strong demand for our products. Expanding our dealer network, adding new GFX models to our lineup and increased production are the main drivers for higher revenue. For the first three months ended March 31, 2022, our efforts continued to streamline our manufacturing process and work towards achieving a leaner organization, these measures brought our manufacturing throughput to an average of 4 boats a week, up from approximately 3.25 boats a week in the fourth quarter of 2021. Our increase in production resulted in us experiencing higher labor costs, these increased labor costs can be seen as a direct correlation to a larger number of Twin Vee’s being shipped to our dealer network. We feel confident as our efforts to streamline our manufacturing processes, we should see labor come back in line.

Our manufacturing process is labor intensive, most aspects of our boats are made by hand and the addition of new models to our production line up requires an over staffing to train and teach new employees the art of upholstery, gel coating, composite training, finish work and rigging the boats.”

“Our goal continues to be escalating production to 5 boats per week, which has resulted in an increase in operating expenses. More specifically, our headcount has increased and is expected to continue to further increase. We have hired additional production employees and midlevel managers resulting in higher salaries and wages. We remain be focused on hiring highly qualified production and administrative staff in order to strengthen our productivity, drive efficiencies, and maintain a high level of quality. To help meet our production objectives, we have also invested approximately $2.5 million in facility upgrades, capital equipment and molds.”

“As we move forward into the second quarter of 2022, we anticipate our operating income to be moderate towards breakeven for our core gas powered boat segment. However, our electric boat division is expected to continue to incur losses as we continue our research and development efforts. “

“The net loss for the three months ended March 31, 2022, is a reflection of the investment the Company continues to make to increase the number of models and the production line capacity. We continue to increase our revenue numbers, and the additional staff that we have put in place grows stronger and more efficient each day. The Company expects in increase production capacity to over 200 boats in 2022, which would add to our financial strength.”

Financial Highlights for the Quarter Ended March 31, 2022:

●	Revenue for the three months ended March 31, 2022 was approximately $5,886,000, representing a 83% increase compared to approximately $3,208,000 for the three months ended March 31, 2021.

●	Gross profit for the three months ended March 31, 2022 was approximately $2,434,000 compared to a gross profit of approximately $1,488,000 for the three months ended March 31, 2021.

●	Net loss from our core business, gas-powered boats, was approximately $626,000 for the three months ended March 31,2022. Net loss from our electric boat segment was approximately $514,000 and the net loss from our franchise business was approximately $51,000, both for the three months ended March 31, 2022.

●	Adjusted net loss for the three months ended March 31, 2022, which excludes non-cash charges, was approximately $689,000. Further, the adjusted net loss for our core business, gas powered boats, was approximately $152,000

●	The Company had cash and marketable securities of approximately $11,039,000 as of March 31, 2022.

Conference Call

Joseph Visconti, CEO and Carrie Gunnerson, CFO will hold a conference call today, Thursday, May 12, 2022, at 4:00 p.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-888-349-0096 and use Conference ID 10166969. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Twin Vee conference call.

The conference call will also be available through a live audio webcast that can be accessed at https://app.webinar.net/EKabqrjqlP4

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.twinvee.com/sec-filings.

About Twin Vee PowerCats Co.

Twin Vee is a designer, manufacturer, distributor, and marketer of power sport catamaran boats. The Company is located in Fort Pierce, Florida and has been building and selling boats for over 26 years. Learn more at https://twinvee.com/. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category, and is known as the “Best Riding Boats on the Water™”.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding labor costs coming back in line as the Company continues its efforts to streamline its manufacturing processes, increasing production to 5 boats per week, the headcount continuing to further increase, operating income being moderate towards breakeven for the Company’s core gas powered boat segment as it moves forward into the second quarter of 2022, the electric boat division continuing to incur losses as the Company continues its research and development efforts, and increasing production capacity to over 200 boats in 2022. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to bring labor costs back in line and streamline its manufacturing processes, the Company’s ability to increase production to 5 boats per week, the Company’s ability to continue to attract skilled boat builders, the Company’s ability to generate moderate towards breakeven operating income for its core gas powered boat segment in the second quarter of 2022, the Company’s ability to increase production capacity to over 200 boats in 2022, the Company’s ability to bring its new boat models to market as planned, the duration and scope of the conflict between Russia and Ukraine and the COVID-19 outbreak worldwide, including the impact of each to supply chains and state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@twinvee.com
(772) 429-2525

SOURCE: Twin Vee PowerCats Co.

(Tables Follow)

	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$5,061,380	$6,975,302
Marketable securities	$5,978,043	$6,064,097
Current assets	$12,606,264	$13,073,346
Current liabilities	$3,122,630	$2,155,420
Working capital	$9,483,634	$10,917,926

	Three months ended
	March 31,
	2022	2021
Net sales	$5,886,000	$3,207,643
Cost of products sold	$3,451,646	$1,719,737
Gross profit	$2,434,354	$1,487,906
Operating expenses	$3,482,507	$1,333,144
(Loss) income from operations	$(1,048,153)	$154,762
Other expense	$(143,164)	$(22,813)
Net (loss) income	$(1,191,317)	$131,949
Basic and dilutive (loss) income per share of common stock	$(0.17)	$0.03
Weighted average number of shares of common stock outstanding	7,000,000	4,000,000

The following table shows information by reportable segments for the three months ended March 31,2022 and 2021:

	For the Three Months Ended March 31, 2022
	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$5,887,032	$(1,032)	$—	$5,886,000
Cost of products sold	3,439,541	1,027	11,078	3,451,646
Operating expense	2,953,616	26,255	502,636	3,482,507
(Loss) from operations	(506,125)	(28,314)	(513,714)	(1,048,153)
Other loss	(120,353)	(22,234)	(577)	(143,164)
Net loss	$(626,478)	$(50,548)	$(514,291)	$(1,191,317)

	For the Three Months Ended March 31, 2021
	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$3,207,643	$—	$—	$3,207,643
Cost of products sold	1,719,737	—	—	1,719,737
Operating expense	1,333,144	—	—	1,333,144
Income from operations	154,762	—	—	154,762
Other loss	(22,813)	—	—	(22,813)
Net income	$131,949	$—	$—	$131,949

Non-GAAP Financial Measures

We have presented a supplemental non-GAAP financial measure in this earnings release. We believe that this supplemental information is useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods. Adjusted net (loss) income is a non-GAAP financial measure which excludes certain non-cash expenses. Our executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the Company.

The non-GAAP information should be read in conjunction with the Company’s consolidated financial statements and related notes. The non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

Below is a reconciliation of Adjusted net(loss) income to GAAP net (loss) income for the three months ended March 31, 2022 and 2021:

	Three months ended
	March 31,
	2022	2021
Net sales	$5,886,000	$3,207,643
Cost of products sold	$3,451,646	$1,719,737
Gross profit	$2,434,354	$1,487,906
Operating expenses	$3,482,507	$1,333,144
(Loss) income from operations	$(1,048,153)	$154,762
Other expense	$(143,164)	$(22,813)
Net (loss) income	$(1,191,317)	$131,949
Basic and dilutive (loss) income per share of common stock	$(0.17)	$0.03
Weighted average number of shares of common stock outstanding	7,000,000	4,000,000

	Adjusted net (loss) income
	March 31,	March 31,
	2022	2021
Net (loss) income	$(1,191,317)	$131,949
Stock based compensation	224,832	—
Loss on disposal of assets	18,408	5,101
Depreciation	80,092	46,523
Change of right-of-use asset and lease liabilities	93,106	96,520
Net change in marketable securities	85,538	—
Adjusted net (loss) income	$(689,341)	$280,093